EXHIBIT 99.1

SentinelOne Promotes Nicholas Warner to President, Vats Srivatsan Joins as COO
New Roles Driven by Continued Company Growth, Strategy for Long-Term Success

Mountain View, Calif. – April 7, 2022 – SentinelOne (NYSE: S), an autonomous cybersecurity platform company, today announced that Chief Operating Officer Nicholas Warner has been promoted to President, Security and Vats Srivatsan has been appointed Chief Operating Officer. The new appointments reflect SentinelOne’s continued growth, increasing scale, and strategic vision for long-term success.

“We are at a critical and exciting point in our company’s evolution with tremendous growth opportunities ahead,” said Tomer Weingarten, CEO, SentinelOne. “It’s incredible what Nick has accomplished since joining the team - elevating his role to President reflects my trust in his ability to lead us to new places in cybersecurity. Our momentum, our industry presence, and our differentiation have never been stronger. I’m pleased to welcome Vats Srivatsan as COO, leading our global expansion, growth, and operational alignment as we scale to the next level. I’m confident that Nick’s promotion and Vats’ appointment positions SentinelOne for future evolution and growth.”

Warner joined SentinelOne as Chief Revenue Officer in 2017 and was promoted to Chief Operating Officer in 2019. Warner built the company’s global sales organization and subsequently led all go-to-market functions as well as represented the company in its landmark IPO. In his President role, Nick will continue to provide complete focus in building, growing, and delivering customer-first cybersecurity. “I couldn’t be more proud of SentinelOne’s journey since joining in 2017 - and am excited about our bright future securing the world’s largest and leading organizations from the evolving threat landscape. Vats will be an important addition to our team as we continue to grow and expand the company’s scope” said Warner.

Vats brings more than 30 years of professional experience to SentinelOne, including a deep understanding of cloud and growth transformations. Notably, Vats served as Chief Strategy Officer at Palo Alto Networks, where he played a critical role in the strategic transformation of the company from a single product to a multi-platform business. Most recently, Vats was President and Chief Operating Officer at ColorTokens, a zero trust security startup. Vats also served as Managing Director, Business Operations at Google Cloud and Corporate Vice President at Motorola Mobility, a Google Company. Vats was a core member of the team that architected Google’s cloud strategy, the commercial engine that scaled to a multi-billion dollar cloud business. Prior, Vats was a Partner at McKinsey & Company for more than 11 years where he co-founded the tech/media/telecom practice focused on F100 CxO business transformation initiatives.

“Few companies have achieved the growth that I've seen SentinelOne accomplish over the past few years,” said Srivatsan. “I am incredibly excited to join Tomer and the SentinelOne leadership team to help scale and expand further as a public company while focusing on what SentinelOne does best - delivering autonomous cybersecurity, powered by data."

About SentinelOne
SentinelOne’s cybersecurity solution encompasses AI-powered prevention, detection, response and hunting across endpoints, containers, cloud workloads, and IoT devices in a single autonomous platform.

Press Contact
Jake Schuster
fama PR for SentinelOne
E: S1@famapr.com

Investor Contact
Doug Clark
SentinelOne, Inc.
E: investors@sentinelone.com

Source String: SentinelOne
Category: Investors